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                                                                   EXHIBIT 10.03




                                LICENSE AGREEMENT

                                     BETWEEN

                                EMORY UNIVERSITY

                                       AND

                                  ATHEROGENICS


[*] Certain confidential information contained in this document, marked by an asterisk within brackets has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended.
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                  This LICENSE AGREEMENT ("Agreement") is made and entered into by and between EMORY UNIVERSITY, a nonprofit Georgia corporation with offices located at 1380 South Oxford Road, N.E., Atlanta, Georgia 30322 ("Emory") and ATHEROGENICS, INC. , a for profit Georgia corporation organized and existing under the laws of the State of Georgia with offices located at 3343 Peachtree Road, N.E., Suite 1140, East Tower, Atlanta Financial Center, Atlanta, Georgia 30326 ("AtheroGenics").

                  WHEREAS, EMORY is the assignee of all right, title, and interest in inventions developed by employees of EMORY and is responsible for the protection and commercial development of such inventions; and

                  WHEREAS, Russell M. Medford, Ph.D., M.D., Margaret K. Offerman, Ph.D., M.D., R. Wayne Alexander, Ph.D., M.D., Sampath Parthasarathy, Ph.D. and Robert Khan, Ph.D., M.D. are employees of EMORY and are named as inventors in certain patent United States patent applications identified in Exhibits A and B attached hereto; and

                  WHEREAS, ATHEROGENICS represents that it has the necessary expertise and will, as appropriate, acquire the necessary resources to fully develop, obtain approval for, and market diagnostic and therapeutic products based upon the inventions claimed in the above referenced patent applications and additional patent applications which the parties anticipate will be filed after the date of this Agreement and which shall be solely assigned to EMORY or jointly assigned to EMORY and ATHEROGENICS as described herein; and

                  WHEREAS, EMORY wants to have such inventions developed, commercialized, and made available for use by the public.


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              NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the parties, intending to be legally bound, hereby agree as follows.

                            ARTICLE 1. EFFECTIVE DATE

           This Agreement shall be effective as of January 11, 1995.

                             ARTICLE 2. DEFINITIONS

              As used in this Agreement, the following terms shall have the meanings indicated:

              2.1 "Affiliate" shall mean any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns, or directly or indirectly controls at least forty percent (40%) of the voting stock of the other corporation, or (i) in the absence of the ownership of at least forty percent (40%) of the voting stock of a corporation or (ii) in the case of a non-corporate business entity, or non-profit corporation, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

              2.2 "Dollars" shall mean United States dollars.

              2.3 "FDA" shall mean the United States Food and Drug Administration or successor entity.

              2.4 "Field" shall mean the diagnosis, prevention and treatment of human disease.

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              2.5 "IND" shall mean an Investigational New Drug application or its equivalent.

              2.6 "Indemnitees" shall mean Emory, its directors, employees and students, and their heirs, executors, administrators, successors and legal representatives.

              2.7 "Licensed Patents" shall mean the following subgroups: (i) the patent applications identified in Exhibit "A" hereof and all patents which issue thereon ("Subgroup (i)"), (ii) pending patent applications and issued patents described in Exhibit B, Section I (which may be amended to add patent applications filed after the date of this Agreement) and inventions and technical approaches described in Section II of Exhibit B which may become the subject of claims in patent applications filed after the effective date of this Agreement, ("Subgroup (ii)"), (iii) patent applications to be filed on inventions conceived and reduced to practice under the Sponsored Research Agreement between Emory and AtheroGenics of even date ("Subgroup (iii)"), and
(iv) patent applications claiming inventions co-owned by AtheroGenics and Emory which are exclusively licensed by Emory to AtheroGenics (see section 3.2 below). Each subgroup of Licensed Patents shall include all United States and foreign patents which issue thereon and any and all continuations, divisionals, extensions, reissues and reexamination patents, all continuations-in-part, and foreign counterparts thereof which issue anywhere in the world.

              2.8 "Licensed Product" shall mean any process, service or product comprising any composition of matter, design, discovery, improvement, invention, process, method, structure or technique ("Invention") claimed in any Valid Claim.

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              2.9 "Licensed Technology" shall mean all technical information and data, whether or not patented, presently known or learned, invented or developed by Russell M. Medford, Ph.D., M.D., Margaret K. Offerman, Ph.D., M.D., R. Wayne Alexander, Ph.D., M.D., Sampath Parthasarathy, Ph.D., and Robert Khan, Ph.D., M.D. while an employee of Emory and obligated to assign rights in said technical information and data to Emory, to the extent that (i) such technical information and data is useful for the manufacture, use or sale of any Licensed Product and
(ii) Emory possesses the right to license the use of such information to AtheroGenics for commercial purposes. Licensed Technology shall not include any technical information or data invented or developed by any of the above named persons when said person is acting as a consultant under Emory School of Medicine Consulting Policies and is not obligated to assign technical information or data invented or developed thereunder to Emory.

              2.10 "Licensed Subject Matter" shall mean all Licensed Patents and Licensed Technology.

              2.11 "Licensed Territory" shall mean the world.

              2.12 "NDA" shall mean a New Drug Application or its equivalent.

              2.13 "Net Distributions" shall mean gross distributions for products utilizing Licensed Patents and Licensed Technology from joint ventures with AtheroGenics or an Affiliate of AtheroGenics, net of discounts, allowances, sales or other similar taxes, rebates and returns, import and/or export duties, and outbound transportation prepaid or allowed. Net Distributions shall be calculated per product line incorporating Licensed Products and shall include any funds or other valuable consideration received by AtheroGenics or an Affiliate of AtheroGenics.


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              2.14 "Net Revenue" shall mean Net Distributions plus Sublicensee
Royalties on Licensed Products utilizing technology developed and/or manufactured by AtheroGenics alone or through a joint venture with AtheroGenics or an Affiliate of AtheroGenics.

              2.15 "Net Selling Price" shall mean the gross selling price paid by a purchaser of a Licensed Product to AtheroGenics, an Affiliate or sublicensee of AtheroGenics, or any other party (other than a joint venture in which AtheroGenics or an Affiliate of AtheroGenics is a participant) authorized by AtheroGenics to sell Licensed Products (net of discounts, allowances, sales or other similar taxes, rebates and returns, import and/or export duties, and outbound transportation prepaid or allowed) and, if applicable, the value of all properties, rights and services received in consideration of a Sale of a Licensed Product. Where a Sale is deemed consummated by a gift, use or other disposition of Licensed Products for other than a selling price stated in cash, the term "Net Selling Price" shall mean the average Net Selling Price billed by AtheroGenics (its Affiliates, sublicensees, joint venture partners or other third parties authorized to Sell Licensed Products) in consideration of the Sale of comparable Licensed Products during the three (3) months immediately proceeding such Sale.

              2.16 "Passthrough Royalties" shall mean Sublicensee Royalties received by AtheroGenics from sublicensees wherein AtheroGenics does not develop or manufacture the technology being sublicensed.

              2.17 "Registration" shall mean in relation to any Licensed Product, such approvals by United States authorities such as the FDA, as may be legally required before such Licensed Product may be commercialized or Sold in the United States.

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              2.18 "Sale" or "Sold" shall mean the transfer or disposition by
AtheroGenics, its Affiliates, sublicensees, joint venture partners or any third party authorized by AtheroGenics to make such transfer or disposition, of a Licensed Product, for a selling price or other consideration to a party other than AtheroGenics, its Affiliates, sublicensees or joint venture partners. A Sale shall occur upon transfer of funds for a Licensed Product. A Sale shall not include transfer of product for research, development, clinical or promotional purposes.

              2.19 "Sublicensee Royalties" shall mean the Net Selling Price paid by a purchaser of a Licensed Product to AtheroGenics, an Affiliate or sublicensee of AtheroGenics, or any other party (other than a joint venture in which AtheroGenics or an Affiliate of AtheroGenics is a participant) authorized by AtheroGenics to sell Licensed Products.

              2.20 "Valid Claim" shall mean an issued claim of any unexpired patent which is a Licensed Patent or claim of any pending patent application which is a Licensed Patent, which claim has not been held unenforceable, unpatentable or invalid by a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, or which has not been rendered unenforceable through disclaimer or otherwise and which has not been lost through an interference proceeding.

                           ARTICLE 3. GRANT OF LICENSE

              3.1 License. Emory hereby grants AtheroGenics and its Affiliates an exclusive right and license to make, use, sell and have sold Licensed Products utilizing inventions claimed in Licensed Patents in Subgroup (i) , (ii) or (iii) and to practice Licensed Technology in the Licensed Territory during the term of this Agreement.

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              3.2 Future Option. Emory hereby grants AtheroGenics and its
Affiliates an option for an exclusive license to all of Emory's rights to Licensed Patents of Subgroup (iv) . AtheroGenics shall pay for and prosecute patent applications for inventions in Subgroup (iv) in a manner consistent with its obligations under Section 9.2 of this Agreement. AtheroGenics shall have ninety (90) days after issuance of any Valid Claim for such a Licensed Patent within which to exercise its option for that patent. Any license of a Subgroup
(iv) Licensed Patent shall contain terms substantially similar to those contained in this Agreement, and shall bear a running royalty rate of [*] and a sublicense royalty rate comparable to the applicable rate for Licensed Patents in Subgroup (iii).

              3.3 Government Rights. The license granted in Section 3.1 above is conditional upon and subject to a nonexclusive, nontransferable, royalty free license to the United States and other rights retained by the United States in inventions developed by nonprofit institutions with the support of federal funds. These rights are set forth in 35 U.S.C. ss. 201 et seq. and 37 C.F.R. ss. 401 et seq. which may be amended from time to time by the Congress of the United States or through administrative procedures.

              3.4 Retained Licenses. The license granted in Section 3.1 and any license to be granted under Section 3.2 above are further conditional upon and subject to a right and license retained by Emory on behalf of itself and Emory research collaborators to make, use and transfer (not for value) Licensed Products and practice Licensed Technology for research and educational purposes only. Emory shall not undertake to make, use or transfer Licensed Products or practice Licensed Technology under the sponsorship of any for profit entity, other than AtheroGenics, without the express written approval of AtheroGenics.


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              Emory shall have the right to publish the general scientific findings from research related to Licensed Patents and Licensed Technology subject to thirty (30) days prior review by AtheroGenics. Emory shall, upon AtheroGenics' request, delete any AtheroGenics' confidential information disclosed in such proposed publication. Emory shall also, upon the request of AtheroGenics made within that thirty (30) day period, refrain from making such publication for a period of time not to exceed ninety (90) days from the date of the request, in order to afford Emory, or AtheroGenics, as applicable, an opportunity to file a United States patent application to protect patentable subject matter disclosed in such proposed publication.

              3.5 Sublicenses. AtheroGenics may grant sublicenses under this license. AtheroGenics shall provide Emory with copies of all sublicense agreements within thirty (30) days of their execution date. AtheroGenics shall remain responsible to Emory for the payment of all fees and royalties due under this Agreement, whether or not such payments are made to AtheroGenics by its sublicensees. AtheroGenics shall include in any sublicense granted pursuant to this Agreement, a provision requiring the sublicensee to indemnify Emory and maintain liability coverage to the same extent that AtheroGenics is so required pursuant to Section 11.3 of this Agreement.

                    ARTICLE 4. OBLIGATIONS OF EMORY EMPLOYEES

              AtheroGenics acknowledges that the founders of AtheroGenics, Drs.
R. Wayne Alexander and Russell Medford are full time employees of Emory and their primary professional responsibilities are to Emory. Any contractual or other relationship between AtheroGenics and Dr. Alexander and/or Dr. Medford, for as long as they remain employees of Emory, or between,


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AtheroGenics and any other employee of Emory, whether said relationship is created prior to or during the term of this Agreement, shall be subject to all relevant policies of Emory, including, but not limited to, the Emory and Emory School of Medicine Consulting Policies and the Emory Procedures for Faculty Members involved in Sponsored Scientific Research and Technology Transfer, and the Emory Patent and Copyright Policies as now exist, or as may be amended or established from time to time.

                     ARTICLE 5. ROYALTIES AND OTHER PAYMENTS

              AtheroGenics shall receive income under this license as well as Passthrough Royalties. Running royalties on Net Revenue and on Passthrough Royalties shall be calculated in the following manner:

              5.1 Net Revenue.

                     AtheroGenics shall pay Emory the following running royalties on Net Revenue:

              (a) [*] of the Net Revenue for Licensed Products utilizing Inventions claimed in any Valid Claim of Licensed Patents in Subgroup (i) Sold in the Licensed Territory; or

              (b) [*] of the Net Revenue for Licensed Products utilizing Inventions claimed in any Valid Claim of Licensed Patents in Subgroup (ii) or Subgroup (iii) Sold in the Licensed Territory.

              (c) In the event that a Licensed Product utilizes Inventions claimed by Valid Claims contained in more than one Licensed Patent subgroup, AtheroGenics shall pay the higher


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of the applicable running royalty rate, but in no case shall pay Emory or its assigns more than [*] of the Net Selling Price for any Licensed Product.

              5.2 AtheroGenics shall pay Emory the following running royalties on Passthrough Royalties:

              (a) [*] of the Passthrough Royalties paid to AtheroGenics, up to a maximum of [*] of Net Selling Price, and [*] of lump sum licensing fees paid to AtheroGenics, by a Sublicensee for Licensed Products utilizing Inventions claimed in any Valid Claim of Licensed Patents in Subgroup (i) Sold in the Licensed Territory; or

              (b) [*] of the Passthrough Royalties paid to AtheroGenics, up to a maximum of [*] of Net Selling Price, and [*] of lump sum licensing fees paid to AtheroGenics, by a Sublicensee for Licensed Products utilizing Inventions claimed in any Valid Claim of Licensed Patents in Subgroup (ii) or Subgroup
(iii) Sold in the Licensed Territory.

              (c) In the event that a Licensed Product subject to Passthrough Royalties utilizes Inventions claimed by Valid Claims contained in more than one Licensed Patent subgroup, AtheroGenics shall pay the higher of the applicable running royalty rate, but in no case shall pay Emory or its assigns more than [*] of the Net Selling Price for any Licensed Product.

              (d) Emory shall have the right to approve any sublicense arrangement, which approval shall not be unreasonably withheld, which AtheroGenics or Emory reasonably anticipates will result in Passthrough Royalties of less than [*] of the Net Selling Price for 5.2(a) or [*] of the Net Selling Price for 5.2 (b).


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              5.3 Signing Fee. AtheroGenics shall pay Emory a signing fee in the amount of [*] upon the execution of this Agreement.

              5.4 Milestone Payments. AtheroGenics shall pay Emory a Milestone Payment in the amount specified below no later than thirty (30) days after the occurrence of the corresponding event designated below.

                         Event                                Milestone Payment
                         -----                                -----------------
 (a)   The date of the first IND for a Licensed                      [*]
 Product filed by AtheroGenics, its Affiliate, or sublicensee becomes effective.

 (b)   Commencement Date of a Phase III Trial for                    [*]
 any Licensed Product.

 (c)   Registration of any Licensed Product.                         [*]

                        ARTICLE 6. REPORTS AND ACCOUNTING

              6.1 Royalty Reports and Records. During the term of this Agreement, AtheroGenics shall furnish, or cause to be furnished to Emory, written reports governing each of AtheroGenics', AtheroGenics' Affiliates and sublicensees fiscal quarters showing:

              (a) the gross selling price of all Licensed Products Sold by AtheroGenics, its Affiliates and sublicensees, in each country of the Licensed Territory during the reporting period, together with the calculations of Net Selling Price in accordance with Section 2.15; and

              (b) the royalties payable in Dollars, which shall have accrued hereunder in respect to such Sales; and

              (c) the exchange rates, if any, used in determining the amount of Dollars; and


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              (d) the amount of any consideration received by AtheroGenics from sublicensees and an explanation of the contractual obligation satisfied by such consideration; and

              (e) the occurrence of any event triggering a Milestone Payment obligation in accordance with Section 5.4.

              Reports shall be made semiannually after the first Sale of a Licensed Product. These royalty reports shall be due within ninety (90) days of the close of every second and fourth AtheroGenics fiscal quarter. AtheroGenics shall keep accurate records in sufficient detail to enable royalties and other payments payable hereunder to be determined.

              6.2 Right to Audit. Emory shall have the right, upon prior notice to AtheroGenics, not more than once in each AtheroGenics fiscal year, for the period not exceeding the previous twenty four (24) months, through an independent public accountant selected by Emory and acceptable to AtheroGenics, which acceptance shall not be unreasonably refused, to have access during normal business hours of AtheroGenics as may be reasonably necessary to verify the accuracy of the royalty reports required to be furnished by AtheroGenics pursuant to Section 6.1 of the Agreement. AtheroGenics shall include in any sublicenses granted pursuant to this Agreement, a provision requiring the sublicensee to keep and maintain records of Sales made pursuant to such sublicense and to grant reasonable access to such records by Emory's independent public accountant for the purpose of verifying the accuracy of royalty reports. If such independent public accountant's report shows any underpayment of royalties by AtheroGenics, its Affiliates or sublicensees, within ninety (90) days after AtheroGenics' receipt of such report, AtheroGenics shall remit or shall cause its sublicensees to remit to Emory:


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              (a) the amount of such underpayment; and

              (b) if such underpayment exceeds [*] of the total royalties owed for the fiscal year then being reviewed, the reasonably necessary fees and expenses of such independent public accountant performing the audit. Otherwise, Emory's accountant's fees and expenses shall be borne by Emory. Any overpayment of royalties shall be fully refunded within ninety (90) days by Emory.

              6.3 Confidentiality of Records. All information subject to review under this Article 6 shall be confidential. Except where provided by law, Emory and its accountant shall retain all such information in confidence.

                               ARTICLE 7. PAYMENTS

              7.1 Payment Due Dates. Royalties and sublicense fees payable to Emory as a result of activities occurring during the period covered by each royalty report provided for under Article 6 of this Agreement shall be due and payable on the date such royalty report is due. Payments of royalties in whole or in part may be made in advance of such due date. Any payment in excess of [*] shall be made by wire or transferred to an account of Emory designated by Emory from time to time; provided, however, that in the event that Emory fails to designate such account, AtheroGenics or its Affiliates and sublicensees may remit payment to Emory to the address applicable for the receipt of notices hereunder; providing, further, that any notice by Emory of such account or change in such account, shall not be effective until fifteen (15) days after receipt thereof by AtheroGenics.


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               7.2 Currency Restrictions. Except as hereinafter provided in this
 Section 7.2, all royalties shall be paid in Dollars. If, at any time, legal restrictions prevent the prompt remittance of part of or all royalties with respect to any country in the Licensed Territory where Licensed Products are Sold, AtheroGenics or its sublicensee shall have the right and option to make such payments by depositing the amount thereof in local currency to Emory's account in a bank or depository in such country.

               7.3 Interest. Royalties and other payments required to be paid by AtheroGenics pursuant to this Agreement shall, if overdue, bear interest at the lesser of the maximum applicable legal rate of interest on overdue commercial accounts, or the LIBOR rate, calculated on an average daily basis over the period of the delinquency. The payment of such interest shall not foreclose Emory from exercising any other rights it may have because any payment is overdue.

                  ARTICLE 8. DEVELOPMENT AND MARKETING PROGRAM

              8.1 Diligence Obligations. AtheroGenics shall directly, or in collaboration with Affiliates and sublicensees, use its best efforts:

              (a) to conduct a research and development program relating to the use of Licensed Products in the Field; and

              (b) to promptly register Licensed Products with the FDA as required by law.

              For purposes of this Agreement, "best efforts" shall mean that AtheroGenics shall use reasonable efforts consistent with those used by comparable biotechnology companies in the United States, at the same stage of corporate and scientific development, in research and


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development projects for diagnostic methods or kits and therapeutic methods or compositions deemed to have commercial value comparable to the Licensed
Products.

              8.2 Fulfillment; Conversion. AtheroGenics' best efforts obligations set forth in this Article 8 shall be deemed to have been fulfilled if AtheroGenics (a) files an IND for Registration of a Licensed Product in the United States within three (3) years after the effective date of this Agreement; and (b) diligently pursues such Registration by complying with all FDA requirements and appealing, to the extent permissible by law, any decisions taken by the FDA which would prohibit Registration; and (c) commences marketing at least one Licensed Product within six (6) months following Registration.

              If AtheroGenics fails to meet any deadline set forth in this
Section 8.2 or use best efforts as defined in Section 8.1 of this Agreement, Emory may, upon at least ninety (90) days' prior written notice, convert this license from an exclusive to non-exclusive license and grant third parties rights in Licensed Patents and/or Licensed Technology equal to or lesser rights than rights granted to AtheroGenics for the same Licensed Patents and/or Licensed Technology, unless within such ninety (90) day period AtheroGenics meets such deadline or demonstrates to the reasonable satisfaction of Emory that it has resumed and will continue to use best efforts.

              8.3 Progress Reports. AtheroGenics shall, no less frequently than once every twelve (12) months until a Licensed Product has been Registered, provide Emory with a written report detailing AtheroGenics', its Affiliates' and sublicensees, activities related to developing Licensed Products and pursuing Registration of Licensed Products.


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              8.4 Development Outside United States. No later than AtheroGenics'
filing of an NDA for a Licensed Product in the United States, AtheroGenics shall directly, or in collaboration with Affiliates and sublicensees, use its best efforts:

              (a) to obtain Registration for a Licensed Product in such other countries of the Licensed Territory as AtheroGenics or AtheroGenics' Affiliates and sublicensees deem appropriate; and

              (b) upon Registration of a Licensed Product in a particular country proceed with due diligence to market such Licensed Product in such country.

              8.5 Development of Indications.

              (a) AtheroGenics and Emory acknowledge that the compositions and methods claimed in the Licensed Patents may be useful for a myriad of indications. AtheroGenics shall, in accordance with its diligence obligations, attempt to develop the Licensed Patents and Licensed Technology for all such indications. However, because of the burdens, both financial and practical, which may be accompanied by this requirement, such development is intended to be staggered. Accordingly, AtheroGenics shall begin diligence requirements for its second indication within [*] of the date of this Agreement, and thereafter for one new indication at least once every [*]. Dates wherein diligence requirements commence for a new indication shall be termed "Diligence Commencement Dates."

              (b) If AtheroGenics fails to begin using diligence to develop a new potential indication an any Diligence Commencement Date in accordance with
Section 8.5 (a) of this Agreement, Emory may, commencing ninety (90) days after that Diligence Commencement Date, request in writing that AtheroGenics enter into good faith negotiations with prospective


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 sublicensees which Emory believes are interested in developing an indication which AtheroGenics is not developing, for the purpose of sublicensing one new potential indication. Within sixty (60) days of receipt of such written request, AtheroGenics shall (i) commence and diligently pursue good faith negotiations with such prospective sublicensee or (ii) provide Emory with a detailed development plan, including milestones, for such indication in accordance with diligence requirements of this Agreement.


                         ARTICLE 9. PATENT PROSECUTION

              9.1 Licensed Patents Assigned Solely to Emory. AtheroGenics shall be primarily responsible for all patent prosecution activities pertaining to Licensed Patents assigned solely to Emory. AtheroGenics, with the agreement of Emory, which agreement shall not be unreasonably withheld, shall select patent counsel to prosecute all such Licensed Patents and shall provide Emory with copies of all communications from patent offices, filings and correspondence pertaining to such patent prosecution activities, in a timely manner, so as to give Emory an opportunity to comment thereon prior to any responsive filing. Emory shall have the right to have claims which are supported by the specification added to an application.

              AtheroGenics shall pursue prosecution of such Licensed Patents in at least the following countries: United States, EPO countries, Japan and Canada. AtheroGenics shall, upon Emory's request, pursue prosecution of such Licensed Patents in additional countries at Emory's expense.

              If AtheroGenics chooses not to timely file or pursue patent protection or patent maintenance for any patent application or issued patent assigned solely to Emory, AtheroGenics


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shall notify Emory prior to abandonment in such a manner as would allow Emory a reasonable period of time to take over prosecution or maintenance of said patent application or issued patent. Such patent application or issued patent shall then not be considered a Licensed Patent and Emory shall be free, at its election, to abandon or maintain the prosecution of such patent application or issued patent or grant rights to such patent application or issued patent to third parties.

              9.2 Licensed Patents Jointly Assigned to AtheroGenics and Emory. AtheroGenics shall be primarily responsible for all patent prosecution activities pertaining to Licensed Patents assigned jointly to AtheroGenics and Emory. AtheroGenics shall select patent counsel to prosecute all such Licensed Patents and shall provide Emory with copies of all communications from patent offices, filings and correspondence pertaining to such patent prosecution activities, in a timely manner, so as to give Emory an opportunity to comment thereon prior to any responsive filing. Emory shall have the right to have claims which are supported by the specification added to an application.

              AtheroGenics shall pursue prosecution of such Licensed Patents in at least the following countries: United States, EPO countries, Japan and Canada. AtheroGenics shall, upon Emory's request, pursue prosecution of such Licensed Patents in additional countries at Emory's expense.

              If AtheroGenics chooses not to timely file or pursue patent protection or patent maintenance for any patent application or issued patent assigned jointly to AtheroGenics and Emory, AtheroGenics shall, upon Emory's request, assign its interests in such patent application or issued patent to Emory. After such assignment, such patent application or issued patent shall then not be considered a Licensed Patent and Emory shall be free, at its election, to abandon or


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maintain the prosecution of such patent application or issued patent or grant rights to such patent application or issued patent to third parties.

                            ARTICLE 10. INFRINGEMENT

              10.1 If either AtheroGenics or Emory becomes aware of a product made, used or sold in the Licensed Territory, which it believes infringes a Valid Claim, the party obtaining such knowledge shall promptly advise the other party of all relevant facts and circumstances pertaining to the potential infringement. AtheroGenics shall have the right to enforce any issued Licensed Patent against such infringement, at its own expense. Emory shall cooperate with AtheroGenics in such effort, including being joined as a party to such action, if necessary. During the pendency of such an action, royalty rates owed by AtheroGenics to Emory shall be reduced by fifty (50%) percent from those listed in Article 5 of this Agreement.

              10.2 Any damages or costs recovered by AtheroGenics in connection with any action filed by AtheroGenics hereunder shall be applied first to reimbursing AtheroGenics for costs and expenses of such litigation. Any damages or costs recovered by AtheroGenics in excess of costs and expenses credited shall be the sole property of AtheroGenics. Any such excess damages or costs shall be treated as proceeds of Sales of Licensed Products in the fiscal quarter received by AtheroGenics, and royalties shall be payable by AtheroGenics to Emory thereon in accordance with the terms of this Agreement.

              10.3 Any multiplication of damages for punitive purposes shall be treated as proceeds of Sales of Licensed Products in the fiscal quarter received by AtheroGenics, and royalties shall be payable by AtheroGenics to Emory thereon in accordance with the terms of this Agreement, and AtheroGenics shall retain all attorney fees awarded.

              10.4 If AtheroGenics shall fail, within one hundred twenty (120) days after receiving notice from Emory of a potential infringement, or providing Emory with notice of such infringement, to either (a) terminate such infringement, (b) institute sub-licensing negotiations, to be completed within a reasonable period of time, or (c) institute an action to prevent continuation thereof and, thereafter to prosecute such action diligently, or if AtheroGenics notifies Emory that it does not plan to terminate the infringement, negotiate a sub-license or institute such action, then Emory shall have the right to do so at its own expense. AtheroGenics shall cooperate with Emory in such effort, including being joined as a party to such action if necessary. Emory shall be entitled to retain all damages or costs awarded to Emory in such action.

                   ARTICLE 11. REPRESENTATIONS AND WARRANTIES

              11.1 Warranty of Ownership and Right to License. Emory represents and warrants to AtheroGenics as follows:

              (a) Right to Grant. Subject to Section 3.3 hereof, and certain rights held by Isis Pharmaceuticals in patent application number [*], Emory hereby represents that it has not granted to any third party, and no third party holds, any option, license, sublicense or similar right relating to the use of the Licensed Subject Matter within the Field. Emory further represents that it has the right to grant the license granted hereunder to the Licensed Patents and Licensed Technology.

              (b) Adversary Proceedings. There are no claims, disputes, actions, proceedings, suits or appeals pending against Emory with respect to the Licensed Subject Matter (other than those, if any, with respect to which service of process or similar notice has not yet been made on Emory), and to the knowledge of Emory, none has been threatened against Emory. To the knowledge of Emory, no third party has infringed any of Emory's rights to use the Licensed Subject matter in the Field.

              11.2 Exclusion of Other Warranties. Emory disclaims any warranties of merchantability or fitness for a particular purpose and any other implied warranties with respect to the capabilities, safety, utility, or commercial application of the Licensed Patents, Licensed Technology or Licensed Products.

                    ARTICLE 12. INDEMNIFICATION AND INSURANCE

              12.1 No Liability. Emory shall not be liable to AtheroGenics or AtheroGenics' Affiliates, customers or sublicensees for compensatory, special, incidental, indirect, consequential or exemplary damages resulting from the manufacture, testing, design, labeling, use or sale of Licensed Products.

              12.2 Indemnification. AtheroGenics shall defend, indemnify, and hold harmless the Indemnitees, from and against any and all claims, demands, loss, liability, expense, or damage (including investigative costs, court costs and attorneys, fees) Indemnitees may suffer, pay, or incur as a result of claims, demands or actions against any of the Indemnitees arising or alleged to arise by reason of, or in connection with, any and all personal injury (including death) and property damage caused or contributed to, in whole or in part, by

AtheroGenics or AtheroGenics' Affiliates, contractors, agents, or sublicensees manufacture, testing, design, use, Sale or labeling of any Licensed Product. AtheroGenics' obligations under this Article shall survive the expiration or termination of this Agreement for any reason. However, this section 12.2 shall not obligate AtheroGenics to indemnify Emory for any claims, demands or actions against any of the Indemnitees arising or alleged to arise by reason or, or in connection with, any and all personal injury (including death) and property damage caused or contributed to, in whole or in part, by Emory during any participation by Emory in clinical testing of any Licensed Product.

              12.3 Insurance. Without limiting AtheroGenics' indemnity obligations under the preceding paragraph, AtheroGenics shall, prior to any clinical trial or Sale of any Licensed Product, cause to be in force, an "occurrence based type" liability insurance policy which:

              (a) insures Indemnitees for all claims, damages, and actions mentioned in Section 12.2 of this Agreement; and

              (b) includes a contractual endorsement providing coverage for all liability which may be incurred by Indemnitees in connection with this Agreement; and

              (c) requires the insurance carrier to provide Emory with no less than thirty (30) days' written notice of any change in the terms or coverage of the policy or its cancellation; and

              (d) provides Indemnitees product liability coverage in an amount appropriate and customary in the industry for bodily injury and for property damage, subject to a reasonable aggregate amount.

              12.4 Occurrence Based Coverage Not Available. If AtheroGenics is unable to obtain "occurrence based type" liability insurance for a reasonable fee, AtheroGenics shall procure "claims made type" liability coverage to be effective prior to any clinical trial or Sale of any Licensed Patent, and throughout the term of this Agreement and "tail coverage," extending at least ten (10) years after termination of this Agreement. AtheroGenics shall notify Emory prior to its first clinical trial or commercial Sale of any Licensed Product, or all insurance coverage AtheroGenics possesses to meet AtheroGenics' obligations under Sections 12.2 and 12.3 of this Agreement.

              12.5 Notice of claims. AtheroGenics shall promptly notify Emory of all claims made to AtheroGenics involving the Indemnitees and shall advise Emory of the policy amounts that might be needed to defend and pay any such claims.

                           ARTICLE 13. CONFIDENTIALITY

              13.1 Treatment of Confidential Information. During the term of this Agreement, AtheroGenics and Emory each may disclose certain information which the disclosing party deems to be of a confidential, proprietary and trade secret nature. For the term of this Agreement and for a period of seven (7) years following termination of this Agreement, AtheroGenics and Emory each agrees that it shall regard, maintain and preserve the secrecy and confidentiality of any and all information and data, whether in oral or written form, including but not limited to, products, processes, methods, concepts, ideas, programs, formulas, apparatuses, chemicals, organisms, molecules, prototypes, techniques, know-how, marketing plans, business plans, financial information, data, strategies, forecasts, customer lists or technical requirements of customers, or other trade secrets (collectively referred to herein as the "Proprietary Information") of the other party which may be disclosed to or obtained by it pursuant to this Agreement.

              Each party hereto shall take the same measures to preserve the secrecy and confidentiality and avoid the unauthorized use or disclosure of the other party's Proprietary Information as such party takes to protect its own Proprietary Information.

              13.2 Access. Each party hereto shall limit access to the Proprietary Information to those of its employees and agents, Affiliates, sublicensees, consultants, outside contractors, governmental regulatory authorities and clinical investigators who have a reasonable need for access to such information in connection with the operation of this Agreement. Further, each party or its Affiliates or sublicensees may disclose Proprietary Information to the United States government or other regulatory authorities to the extent that such disclosure is necessary for the prosecution and/or enforcement of patents or for authorizations to conduct clinical trials or commercially market Licensed Products, provided that such party is otherwise entitled to engage in such activities under this Agreement, or may disclose Proprietary Information as is necessary to exercise any rights which survive termination or expiration of this Agreement. All persons or entities to whom Proprietary Information is disclosed under this Section 13.2 shall be subject to the non-disclosure covenants contained herein.

              Each party shall use its best efforts to disclose Proprietary information to the other in writing and marked as proprietary. If it is necessary to first disclose such information other than in written form, the disclosing party shall, within thirty (30) days of such first disclosure, reduce the information to writing and provide the receiving party with a copy of such information marked as proprietary.

              13.3 Covenant Not to Use or Disclose. AtheroGenics and Emory each agrees that it will not, at any time without the prior written consent of the other party, use or disclose the Proprietary Information belonging to the other party for any reason or in any manner whatsoever except as may be necessary for the operation of this Agreement, as explicitly authorized under this Agreement, or as required by law.

              13.4 Return of Confidential Documents. Upon termination of this Agreement, or forthwith upon the request of the other party, AtheroGenics and Emory shall promptly return to the other party all such documents, drawings, samples, specimens or reproductions thereof which may have come into its possession.

              13.5 Proprietary Rights. AtheroGenics and Emory each acknowledges that the disclosure of Proprietary Information under this Agreement confers no rights in the receiving party other than the right to use the Proprietary Information of the disclosing party for the operation of this Agreement.

              13.6 Exceptions. The obligations undertaken by AtheroGenics and Emory hereunder shall not apply to any portion of the Proprietary Information disclosed hereunder which:

              (a) was known to the non-disclosing party prior to disclosure of such Proprietary Information by the disclosing party;

              (b) is, or shall become, other than by an act or omission of the non-disclosing party, generally available to the public; or

              (c) shall, by lawful means, be made available to the non-disclosing party by a third party with the right to disclose; or

              (d) is required by law to be disclosed by the non-disclosing party, provided the non-disclosing party uses its best efforts to notify the disclosing party immediately upon learning of such requirement in order to give the disclosing party reasonable opportunity to oppose such requirement; or

              (e) results from research and development by the receiving party or its Affiliates or sublicensees, independent of disclosures from the other party of this Agreement, provided that the persons developing such information have not had any exposure to the information received from the disclosing party; or

              (f) AtheroGenics and Emory agree in writing may be disclosed.

              In claiming the benefit of any of the exceptions set forth in this
Section 13.5, the non-disclosing party shall have the burden of establishing that a portion of the Proprietary Information is subject to such exception.

                        ARTICLE 14. TERM AND TERMINATION

              14.1 Term. The term of this Agreement shall Commence on the Effective Date and, unless sooner terminated as otherwise provided for in this Agreement, shall continue in full force and effect until the expiration of the last to expire Valid Claim. If no Valid Claim should issue within ten (10) years of the date of this Agreement, this Agreement shall terminate on the tenth
(l0th) anniversary of its Effective Date. If such early termination occurs for failure of a

Valid Claim to issue, AtheroGenics shall be entitled to continue to utilize within the Field all inventions, data or other information described and/or claimed in Licensed Patents and all technical information and data comprising Licensed Technology.

              14.2 Termination. Emory shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events and provided that Emory has given AtheroGenics the notice required in Section 14.3 of this Agreement and AtheroGenics has failed to cure the breach described in such notice within the allotted time:

              (a) failure of AtheroGenics to make any payment required pursuant to this Agreement within five (5) days after receipt of notice that payment is past due; or

              (b) failure of AtheroGenics to timely issue AtheroGenics stock to Emory in accordance with that certain Stock Purchase Agreement between Emory and AtheroGenics of even date herewith, provided, however, that any regulatory requirements that would prevent or delay such issuance of stock shall not be grounds for termination; or

              (c) failure of AtheroGenics to render royalty or progress reports to Emory as required by this Agreement within ten (10) days after receipt of notice that the report is past due or

              (d) the institution of any proceeding by AtheroGenics under any bankruptcy, insolvency, or moratorium law wherein AtheroGenics is the subject of that proceeding; or

              (e) any assignment by AtheroGenics of substantially all of its assets for the benefit of creditors; or

              (f) placement of AtheroGenics' assets in the hands of a trustee or a receiver unless the receivership or trust is dissolved within thirty (30) days thereafter and provided that in the case of an involuntary bankruptcy proceeding, which is contested by AtheroGenics, such termination shall not become effective until the bankruptcy court of jurisdiction has entered an order upholding the petition; or

              (g) a decision by AtheroGenics or AtheroGenics' assignee of rights under this Agreement to quit the business of developing or selling Licensed Products; or

              (h) the breach by AtheroGenics of any other material term of this Agreement.

              14.3 Exercise. Before Emory may exercise its right of termination as defined in Section 14.2 of this Agreement, it must first provide AtheroGenics, its trustees, receivers or assigns ("Recipients") with written notice of default and of Emory's intent to terminate. Such notice shall include the basis for such termination. Recipients shall have thirty (30) days after actual receipt of such notice Within which to undertake to cure the default or dispute the grounds for termination.

              (a) If Recipients do not dispute the grounds for termination and undertake to cure the default within that thirty (30) day period and (a) default is cured within that thirty (30) day period, or (b) in the instance that the breach cannot p reasonably be cured within thirty days, if default is cured within a reasonable period of time, Emory's notice of intent to terminate shall cease to be effective.

              (b) If Recipients have a good faith dispute as to the grounds for termination put forth by Emory in its notice, Recipients shall, within the thirty (30) day period after actual receipt of notice, notify Emory that they intend to demonstrate lack of grounds for termination. In such case, Recipients shall have ninety (90) days following the date on which notice of breach is actually received to either demonstrate such lack of grounds to Emory's satisfaction, and optionally to file a petition for arbitration in accordance with Article 17 of this Agreement. During this ninety (90) day period, cure of the deficiency shall render Emory's notice of intent to terminate ineffective.

              14.4 Termination by AtheroGenics. AtheroGenics shall have the right to terminate this Agreement upon the occurrence of either of the following events:

              (a) the breach of a material term of this Agreement by Emory; or

              (b) ninety (90) days after actual delivery by AtheroGenics to Emory of written notice of AtheroGenics intent to terminate.

              14.5 Exercise. Before AtheroGenics may exercise its right of termination pursuant to Section 14.4(a) of this Agreement it must first provide Emory with written notice of AtheroGenics' election to terminate. Such notice shall include the basis for such termination. Emory shall have thirty (30) days after actual receipt of such notice within which to undertake to cure the default or dispute the grounds for termination.

              (a) If Emory does not dispute the grounds for termination and undertakes to cure the default within that thirty (30) day period and (a) default is cured within that thirty (30) day period, or (b) in the instance that the breach cannot reasonably be cured within thirty days, if default is cured within a reasonable period of time, AtheroGenics' notice of intent to terminate shall cease to be effective.

              (b) If Emory has a good faith dispute to the grounds for termination put forth by AtheroGenics in its notice, Emory shall, within the thirty (30) day period after actual receipt of notice, notify AtheroGenics that it intends to demonstrate lack of grounds for termination. In such case, Emory shall have ninety (90) days following the date on which notice of breach is actually received to either demonstrate such lack of grounds to AtheroGenics' satisfaction, and optionally to file a petition for arbitration in accordance with Article i7 of this Agreement. During this ninety (90) day period, cure of the deficiency shall render AtheroGenics' notice of intent to terminate ineffective.

              14.6 Failure to Enforce. The failure of Emory or AtheroGenics At any time, or for any period of time, to enforce any of the provisions of this Agreement, shall not be construed as a waiver of such provisions or as a waiver of the right of Emory or AtheroGenics thereafter to enforce each and every such provision of this Agreement.

              14.7 Effect.If this Agreement is terminated as a result of AtheroGenics' breach pursuant to Section 14.2 or in accordance with Section 14.4
(b) , AtheroGenics shall return, or at Emory's direction, destroy, all data, writings and other documents and tangible materials supplied to AtheroGenics by Emory.

                             ARTICLE 15. ASSIGNMENT

              AtheroGenics may grant, transfer, convey, or otherwise assign any or all of its rights and obligations under this Agreement in conjunction with the transfer of all, or substantially all, of the business interest of AtheroGenics to which this Agreement relates. Emory's written consent, which shall not be unreasonably withheld, shall be required prior to any other assignment of AtheroGenics' rights or obligations under this Agreement.

                            ARTICLE 16. MISCELLANEOUS

              16.1 Legal Compliance. AtheroGenics shall comply with all applicable federal, state and local laws and regulations relating to its manufacture, use, Sale, labelling or distribution of Licensed Products.

              16.2 Independent Contractor. AtheroGenics' relationship to Emory shall be that of a licensee only. AtheroGenics shall not be the agent of Emory and shall have no authority to act for, or on behalf of, Emory in any matter for which AtheroGenics does not have express written permission. Persons retained by AtheroGenics as employees or agents shall not, by reason thereof, be deemed to be employees or agents of Emory. Emory's relationship to AtheroGenics shall be that of a licensor only. Emory shall not be the agent of AtheroGenics and shall have no authority to act for, or an behalf of, AtheroGenics in any matter for which Emory does not have express written permission. Persons retained by Emory as employees or agents shall not, by reason thereof, be deemed to be employees or agents of AtheroGenics.

              16.3 Patent Marking. AtheroGenics shall mark Licensed Products Sold in the United States with United States patent numbers in compliance with 35 U.S.C. S 287. Licensed Products manufactured or Sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.

              16.4 Use of Names. AtheroGenics shall obtain the written approval of Emory prior to making use of the name of any Emory employee not also employed by AtheroGenics, or the name Emory, for any commercial purpose. This section
16.5 shall not be construed to prevent AtheroGenics from identifying AtheroGenics employees also employed by Emory as being affiliated with Emory.

              Emory shall obtain the written approval of AtheroGenics prior to making use of the name AtheroGenics.

              16.5 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Georgia, U.S.A. This Agreement shall not become effective or binding upon Emory until signed by its Executive Vice President in the State of Georgia, U.S.A.

              16.6 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Georgia and the United States of America.

              16.7 Entire Agreement. This Agreement constitutes the entire agreement between Emory and AtheroGenics with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

              16.8 Survival. Any promises, duties and/or obligations herein contained, such as Articles 12 and 13, which expressly or by implication subsist after the termination of this Agreement, shall survive such termination.

              16.9 Severability. All rights and restrictions contained herein may be exercised and shall be binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

              16.10 Force Majeure. Any delays in or failure of performance of any party to this Agreement shall not constitute a default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other concerted acts of workers, civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

                             ARTICLE 17. ARBITRATION

              Any and all disputes arising with respect to the interpretation of this Agreement, or the parties' respective performance under or breach of the Agreement, shall be resolved by binding arbitration at the request of either party in Atlanta, Georgia before a panel of three (3) arbitrators in accordance with the rules and procedures of the American Arbitration Association. The panel shall provide the parties, in writing, findings of fact and conclusions of law in support of any decision reached. Either party shall have the right to appeal the decision on the grounds of gross error of law or absence of evidence to support the facts. The foregoing arbitration provision shall not preclude either AtheroGenics or Emory from seeking equitable relief from a court of competent jurisdiction to protect its intellectual property from unlawful use or disclosure.

                               ARTICLE 18. NOTICES

              All notices, statements and reports required to be given by one party to the other shall be in writing and shall be deemed to have been given upon delivery in person or, upon the expiration of five (5) days after deposit in a lawful mail depositary in the country of residence of the party giving the notice, registered or certified postage prepaid, and addressed as follows:

To Emory:             Emory University
                      Attn: Vincent La Terza
                      Director of Licensing and Patent Counsel
                      1440 Clifton Road, N.E.
                      RM 116 WHSCAB
                      Atlanta, GA 30322

To AtheroGenics:      AtheroGenics, Inc.
                      Attn: Michael Henos
                      3343 Peachtree Road, N.E.
                      Suite 1140, East Tower
                      Atlanta Financial Tower
                      Atlanta, GA 30326

with copies to:       Lyon & Lyon
                      Attn: Carol A. Schneider, Ph.D.
                      First Interstate World Center
                      633 West Fifth Street, Suite 4700
                      Los Angeles, CA 90071-2066

Either party hereto may change the address to which notices to such party are to be sent by giving notice to the other party at the address and in the manner provided above. Any notice may be given, in addition to the manner set forth above, by telex, facsimile or cable, provided that the party giving such notice obtains acknowledgment by telex, facsimile or cable that such notice has been received by the party to be notified. Notice made in this manner shall be deemed to have been given when such acknowledgment has been transmitted.

              IN WITNESS WHEREOF, Emory and AtheroGenics have caused this Agreement to be signed by their duly authorized representatives as of the day and year indicated below.

EMORY UNIVERSITY:                              ATHEROGENICS:



By: John L. Temple                             By: Michael Henos
   ------------------------------------           ------------------------------

Name:    John Temple                           Name:   Michael Henos

Title:   Executive Vice President              Title:  Chairman of the Board

Date:  1/13/95                                  Date:  1-23-95
     ----------------------------------             ----------------------------

                                    EXHIBIT A

[*]

                                    EXHIBIT B

SECTION 1 - -  PENDING APPLICATIONS

        1.     [*]

SECTION 2 - -  INVENTIONS AND CONCEPTS

        1.     [*]

        2.     [*]

        3.     [*]

        4.     [*]